Exhibit 16.1

Beckstead and Watts, LLP
Certified Public Accountants	2425 Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984
702.362.0540 fax

August 5, 2005

US Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Terax Energy, Inc. (formerly Royal Phoenix) (the “Company”). We were terminated as principal accountant on August 4, 2005.

We have read the Company’s statements included under Item 4 of its Form 8-K dated August 4, 2005 and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Board of Directors or that Malone & Bailey, PC was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,

/s/ Beckstead and Watts, LLP
Beckstead and Watts, LLP